Exhibit 4.62

To:    Scorpio Bulkers Inc.
SBI Cronos Shipping Company Limited
9, Boulevard Charles III
Monaco 98000

Dated: December 16, 2016

Dear Sirs:
We refer to that certain senior secured term credit agreement dated as of December 22, 2015 among Scorpio Bulkers Inc., as borrower (the “Borrower”), SBI Cronos Shipping Company Limited, as guarantor (the “Guarantor”), the banks and financial institutions listed in Schedule 1 to the Credit Agreement, as lenders (the “Lenders”), and Crédit Agricole Corporate and Investment Bank, as mandated lead arranger (the “Lead Arranger”), administrative agent (the “Agent”), security trustee (the “Security Trustee” and together with the Lenders, the Lead Arranger and the Agent, the “Creditor Parties”) and account bank as previously amended and supplemented by that certain letter agreement dated February 25, 2016 and that certain letter agreement dated June 14, 2016, each among the Borrower, the Guarantor, the Lenders, the Agent and the Security Trustee (collectively, as the same has been or may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.
The Borrower has requested that the Lenders consent to:

1.	the prepayment of each quarterly repayment installment due to be paid on the Quarterly Payment Dates occurring on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017; and

2.
a deferral of payment of each quarterly repayment installment due to be paid on the Quarterly Payment Dates occurring on December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018 such that the principal amount of each such repayment installment shall become part of the Balloon Installment and paid as provided in Clause 8.1 of the Credit Agreement.

In exchange for the Lenders’ consent to the foregoing, the Borrower has agreed to pay to the Lenders an amendment fee in the amount of $50,000.
The Lenders herewith consents to the prepayment of a portion of the Loan and the modification of the repayment schedule for the Loan, each as provided herein, and to the foregoing amendments of the Credit Agreement subject to the satisfaction of the following terms and conditions of this letter agreement by the Borrower and the Guarantor:

1.
On or before December 19, 2016, the Borrower shall have prepaid each repayment installment of the Loan due to be paid on the Quarterly Payment Dates falling on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017. For the purpose of this letter agreement, the date on which the Borrower makes the

Exhibit 4.62

prepayments required by this paragraph 1 shall be referred to as the “Prepayment Date.”

2.
On or before the Prepayment Date, the Guarantor shall have executed and delivered to the Security Agent an amendment to the Mortgage over the Collateral Vessel in the form set out in Appendix A hereto (the “Mortgage Amendment”) which Mortgage Amendment shall have been recorded at the Registry in New York applicable to the Collateral Vessel.

3.	On and after the Prepayment Date and provided that the Mortgage Amendment shall have been executed and delivered by the Guarantor and recorded as required by paragraph 2 above:

a.	Clause 8.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

8.1 Amount of Repayment Installments. Subject to the provisions of Clause 8.9 and except as hereinafter provided, the Borrower shall repay the Loan by consecutive quarterly installments equal to 1/60th (one sixtieth) of the original amount of the Advance, together with a balloon payment in the amount of the outstanding principal balance of the Advance (the “Balloon Installment”) payable concurrently with the last repayment installment on the Maturity Date; provided, however, that the Borrower shall not be required to pay a repayment installment on the Quarterly Payment Dates occurring on December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017 and, provided further, that the payment of the principal amount of each of the repayment installments falling due for payment on the Quarterly Payment Dates occurring on December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018 shall be deferred and such principal amount shall be added to and be paid as part of the Balloon Installment.

b.	Clause 8.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

8.2 Repayment Dates. The first repayment installment of the Loan shall be paid on the last day of the last month of the fiscal quarter immediately following the fiscal quarter of the Drawdown Date. Except as provided in Clause 8.1, each subsequent repayment installment for the Loan shall be paid on each subsequent Quarterly Payment Date, and the last installment together with the Balloon Installment shall be paid on the Maturity Date for the Loan all as set forth in Schedule 7.

c.	Schedule 7 to the Credit Agreement shall be amended and restated as set forth in Appendix B hereto.

4.
References in the Credit Agreement and each of the other Finance Documents to “this Agreement” or “Credit Agreement” or other equivalent references shall mean the Credit Agreement as amended and supplemented by this letter agreement.

Exhibit 4.62

5.	References in the Mortgage and each of the other Finance Documents to the “Mortgage” or other equivalent references shall mean the Mortgage as amended and supplemented by the Mortgage Amendment.

6.	Each of the Security Parties represents and warrants to the Creditor Parties that:

a.
the representations and warranties set out in Clause 10 of the Credit Agreement (other than those relating to a specific date) were true and correct as to the Borrower and the Guarantor and are true and correct as if made on the date of this letter agreement, the date of the Mortgage Amendment and the Prepayment Date;

b.
each of the Security Parties has the power to execute, deliver and perform its obligations under this letter agreement and all necessary corporate, shareholder and other actions have been taken by each Security Party party thereto to authorize the execution, delivery and performance of this letter agreement and the Mortgage Amendment;

c.	this letter agreement and the Mortgage Amendment constitute valid and legally binding obligations of each of the Security Parties party thereto enforceable in accordance with their terms;

d.
the execution, delivery and performance of this letter agreement and the Mortgage Amendment will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment or decree to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any provision of the constitutional documents of any of the Security Parties or (iv) result in the creation or imposition of or oblige any of the Security Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Security Parties;

e.
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this letter agreement and the Mortgage Amendment that they or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction (save that the Mortgage Amendment must be acknowledged by the parties thereto and recorded at the relevant Registry) or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this letter agreement and the Mortgage Amendment (save for the fees for recording the Mortgage Amendment) and this letter agreement and the Mortgage Amendment are in proper form for their enforcement in the court of each Pertinent Jurisdiction; and

f.
every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Security Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this letter agreement and the Mortgage Amendment or the performance by any of the Security Parties of their respective obligations under this letter agreement and the Mortgage Amendment has been obtained or made and is in full force and effect and there has been no default in the observance

Exhibit 4.62

of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

7.	Each of this letter agreement and the Mortgage Amendment shall be deemed to be a Finance Document.

8.
Each of the Security Parties acknowledges its obligations under each of the Finance Documents to which it is a party and confirms that each of such Finance Documents remains in full force and effect and enforceable in accordance with its terms.

9.
The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or any other Creditor Party in connection with the preparation and execution of this letter agreement and or the modification of the form of any Finance Document or any related documents deemed necessary by the Agent in connection with the modifications to the Credit Agreement referred to herein, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel.

10.
The Borrower and the Guarantor shall provide the Agent with copies of resolutions of the directors of each Security Party and stockholders of each Security Party (other than the Borrower) approving this letter agreement and the Mortgage Amendment and authorizing the signature, delivery and performance of such Security Party’s obligations hereunder and under the Mortgage Amendment, certified (in a certificate dated no earlier than five (5) Business Days prior to the Repayment Date) by an officer of such Security Party as:

a.	being true and correct;

b.
being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party (apart from the Borrower) duly convened and held or duly adopted by written consent;

c.	not having been amended, modified or revoked; and

d.	being in full force and effect,

e.	together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions.

11.
The Borrower shall provide the Agent with an opinion of Seward & Kissel LLP, special counsel to the Security Parties, with respect to New York and Marshall Islands law, in form and substance satisfactory to the Agent.

12.	The provisions of Clauses 29, 30, 32 and 33 of the Credit Agreement shall apply to this letter agreement as if set forth herein.

13.
Save as amended by this letter agreement and the Mortgage Amendment, the provisions of the Credit Agreement and each of the other Finance Documents shall continue in full force and effect and the Credit Agreement and this letter agreement shall be read and construed as one instrument.

Very truly yours,

CRÉDIT AGRICOLE CORPORATE and
INVESTMENT BANK, as Agent and Security Trustee

/s/ Geoffrey D. Ferrer
By:__________________________
Name: Geoffrey D. Ferrer
Title: Attorney-in-Fact

Exhibit 4.62

Consented and Agreed to
this 16th day of December, 2016

CRÉDIT AGRICOLE CORPORATE and
INVESTMENT BANK, as Lender

/s/ Geoffrey D. Ferrer
By:__________________________
Name: Geoffrey D. Ferrer
Title: Attorney-in-Fact

Exhibit 4.62

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above; (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement; and (c) references in any such Finance Documents to the “Mortgage” or other equivalent references shall be deemed to be references to the Mortgage as amended and supplemented by the Mortgage Amendment.

Scorpio Bulkers Inc., as Borrower

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Chief Financial Officer
Date: December _16_, 2016

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above; (b) references in any such Finance Documents to the “Credit Agreement”, the “Agreement” or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement; and (c) references in any such Finance Documents to the “Mortgage” or other equivalent references shall be deemed to be references to the Mortgage as amended and supplemented by the Mortgage Amendment.

SBI Cronos Shipping Company Limited, as the Guarantor

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Director
Date: December _16_, 2016

Exhibit 4.62

Appendix A

Mortgage Amendment

Exhibit 4.62

Appendix B

Exhibit 4.62

Schedule 7
Payment Dates and Amounts
ADVANCE PAYMENT DATES AND AMOUNT

QUARTERLY PAYMENT DATE	Amount [1]
3-31-2016	$195,833.33
6-30-2016	$195,833.33
9-30-2016	$195,833.33
12-31-2016	Prepaid
3-31-2017	Prepaid
6-30-2017	Prepaid
9-30-2017	Prepaid
12-31-2017	Deferred
3-31-2018	Deferred
6-30-2018	Deferred
9-30-2018	Deferred
12-31-2018	$195,833.33
3-31-2019	$195,833.33
6-30-2019	$195,833.33
9-30-2019	$195,833.33
12-31-2019	$195,833.33
3-31-2020	$195,833.33
6-30-2020	$195,833.33
9-30-2020	$195,833.33
Maturity Date Balloon Payment	$8,812,500.05

LEGAL\28382082\4 05112.0001.000/379251.000

1This is the amount of the Balloon Payment for the Advance that will be made on the Maturity Date or made as otherwise provided in the Agreement.
2This amount is based on the actual Advance amount of $11,750,000 as well as the quarterly repayment installment deferrals provided for in Clause 8.1 of the Agreement.